EX-99.(n)

Stradley Ronon Stevens & Young, LLP 2005 Market Street Suite 2600 Philadelphia, PA 19103 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

July 1, 2021

Invesco Dynamic Credit Opportunity Fund
11 Greenway Plaza, Suite 1000
Houston, Texas 77046-1173

Invesco Dynamic Credit Opportunity Fund

We have acted as counsel for Invesco Dynamic Credit Opportunity Fund (the “Fund”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of Class A, Class AX, Class Y and Class R6 shares of beneficial interest (the “Shares”) in registration statement no. 333-255932 on Form N-2 as it is proposed to be amended by pre-effective amendment no. 1 (as proposed to be amended, the “Registration Statement”).

In this connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the Fund’s Certificate of Trust, as filed with the Secretary of State of Delaware, Agreement and Declaration of Trust (the “Trust Agreement”), Bylaws, resolutions of the Board of Trustees of the Fund adopted on May 7, 2021 (the “Resolutions”) authorizing the issuance of shares of the Fund and the Registration Statement.   As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Fund.

We assume that, upon sale of the Shares, the Fund will receive the authorized consideration therefor, which will at least equal the net asset value of the Shares.

We have assumed the following for purposes of this opinion:

a)	The Fund will remain a valid and existing statutory trust under the laws of the State of Delaware.
b)	The provisions of the Trust Agreement and the Bylaws relating to the issuance of the Shares will not be modified or eliminated.
c)	The Resolutions will not be modified or withdrawn and will be in full force and effect on the date of each issuance of the Shares.
d)	The Shares will be issued in accordance with the Trust Agreement, the Bylaws and the Resolutions.
e)	Each of the Shares will be sold for the consideration described in the then current summary prospectus (if any), statutory prospectus and statement of additional information of the Fund and the consideration received by the Fund will in each event be at least equal to the net asset value per share of such Shares.

Both the Delaware Statutory Trust Act, as amended, and the Trust Agreement provide that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law, as amended, to stockholders of private corporations for profit.  There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state that does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations.  The Trust Agreement also provides for indemnification out of assets belonging to the Fund (or allocable to the applicable Class, as defined in the Trust Agreement) for all loss and expense of any shareholder held personally liable for the obligations of the Fund or Class.  Therefore, the risk of any shareholder incurring financial loss beyond his or her investment due to shareholder liability is limited to circumstances in which the Fund or the applicable Class of the Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined by a court of competent jurisdiction not to be effective.

Based upon the foregoing, we are of the opinion that when the Shares are issued and sold after the Registration Statement has been declared effective and the authorized consideration therefor is received by the Fund, they will be legally issued, fully paid and nonassessable by the Fund.

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the laws of the State of Delaware applicable to trusts formed under the Delaware Statutory Trust Act, as amended, excluding securities or “blue sky” laws of the State of Delaware.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Counsel to the Fund” in the Statement of Additional Information which consent shall apply to all future Fund filings so long as our firm serves as legal counsel to the Fund.

Very truly yours, /s/ Stradley Ronon Stevens & Young, LLP Stradley Ronon Stevens & Young, LLP